Westway Group, Inc. Reports 25% Increase in Financial Results

NEW ORLEANS, Aug. 9, 2010 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq:WWAY - News) today reported consolidated Adjusted EBITDA for the three months ended June 30, 2010 of $8.8 million, up $1.1 million or 14% from the pro forma results for the three months ended June 30, 2009. Consolidated Adjusted EBITDA for the six months ended June 30, 2010 totaled $21.9 million, up $4.4 million or 25% from the pro forma results for the same period in 2009.

Consolidated Adjusted EBITDA reflects income before income tax provision, depreciation, interest expense, and other related non-cash items. The pro forma numbers are calculated as though Westway had acquired the bulk liquid storage and liquid feed supplements businesses of the ED&F Man group on January 1, 2009, rather than May 28, 2009, with certain adjustments, as described in our 10-Q, to be filed later today.

As a result of Westway's qualification on June 30, 2010 as a smaller reporting company and the signing of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010, we are conforming our disclosures for present and future requirements of the new designation and the new Act.

2nd quarter of 2010, highlights:

  Consolidated Adjusted EBITDA for the quarter grew from $7.8 million in 2009 to $8.8 million in 2010, an increase of 14%;
  Net revenue for the bulk liquid storage segment totaled $21.4 million for the three months ended June 30, 2010 compared to $16.9 million on a pro forma basis for the three months ended June 30, 2009, an increase of 27% -- which was primarily driven by our recent expansions at our Cincinnati, OH, Grays Harbor, WA, Houston, TX, and Port Allen, LA terminal facilities, while increasing capacity utilization for all of our terminal facilities from 91% at June 30, 2009 to 94% at June 30, 2010;
  Net revenue for the liquid feed supplement segment totaled $54.2 million for the three months ended June 30, 2010 compared to $61.0 million on a pro forma basis for the three months ended June 30, 2009 -- which is reflective of a decline in volume as well as volatility in commodity inputs and continued weakness in the cattle and dairy markets;
  We completed our first full quarter of results from the 5.6 million gallon expansion at our Port Allen, LA terminal --which now has a total capacity of 21.8 million gallons and a 98% capacity utilization at June 30, 2010;
  James B. Jenkins, a director of the Company, was appointed interim Chief Executive Officer, and Wayne Driggers, our Chief Operating Officer, was named President of the Company. Mr. Driggers was also appointed to serve on the Company's Board of Directors as a Class A Director until 2012.

2nd Quarter 2010 Actual Compared to 2nd Quarter 2009 Pro Forma

The consolidated results for the three-month period ended June 30, 2010 reflect actual results and are in each case compared to pro forma results for the same period in 2009.

  Consolidated net revenue for 2010 decreased by $2.3 million to $75.6 million, or 3%, as compared to 2009 on a pro forma basis, primarily due to a decline of approximately 7 thousand tons or 2% in liquid feed supplement volume;
  Consolidated Adjusted Gross Profit for the quarter increased to $16.8 million in 2010 from $14.2 million for the same period a year ago, up $2.7 million or 19%;
  Second quarter 2010 actual results reflect final purchase accounting adjustments for the acquisition of the bulk liquid storage and liquid feed supplements businesses from ED&F Man as of May 28, 2009 and stock based compensation. See Note 3 to this release.

Quarterly Comparison of Consolidated Performance
	(Actual) 3 Months Ended June 30, 2010	(Pro Forma) 3 Months Ended June 30, 2009
	Consolidated (3)	Consolidated (3)

Net Revenue	$75,643	$77,898
Adjusted Gross Profit (2)	16,834	14,173
Income (loss) before income tax benefit (provision) and equity in unconsolidated subsidiaries	(1,718)	1,738
Adjusted EBITDA (1)	8,841	7,772

Six Months 2010 Actual Compared to Six Months 2009 Pro Forma

Consolidated results for the six-month period ended June 30, 2010 reflect actual results, and are in each case compared to pro forma results for the same period in 2009.

  Consolidated net revenue decreased by $8.0 million to $169.1 million, or 5%, as compared to the same period in the prior year on a pro forma basis, primarily due to a decline of approximately 21 thousand tons or 3% in liquid feed supplement volume.
  Consolidated Adjusted Gross Profit increased by $6.7 million to $38.5 million, up 21%.
  See Note 3 for the explanations for finalized purchase price adjustments and stock based compensation, which also affected the results for the six-month period ended June 30, 2010.

Six Month Comparison of Consolidated Performance
	(Actual) 6 Months Ended June 30, 2010	(Pro Forma) 6 Months Ended June 30, 2009
	Consolidated (3)	Consolidated (3)

Net Revenue	$169,085	$177,100
Adjusted Gross Profit (2)	38,521	31,788
Income (loss) before income tax benefit (provision) and equity in unconsolidated subsidiaries	4,461	5,853
Adjusted EBITDA (1)	21,901	17,538

Business Drivers

Bulk Liquid Storage

In our liquid storage business, the primary drivers of performance are total capacity, capacity utilization, rates, and throughput. Our total capacity increased from approximately 303 million gallons on June 30, 2009 to approximately 354 million gallons as of June 30, 2010, and our capacity utilization increased from 91% at June 30, 2009 to 94% at June 30, 2010. We utilize long-term contractual arrangements in our bulk liquid storage business, which include annual Consumer Price Index adjustments.

Liquid Feed Supplements

The primary drivers of performance for our liquid feed supplement business are tonnage sold and margins earned. We experienced a decline in tonnage to 355,000 tons for the three-month period ended June 30, 2010 compared to 362,000 tons for the same period in 2009. Tonnage also declined to 771,000 for the six-month period ended June 30, 2010 from 792,000 for the same period in 2009. The gross profit margin (net revenues minus cost of sales) for the liquid feed supplement business remained constant for the three months ended June 30, 2009 and 2010 at $9.6 Million. Factors affecting these drivers are general economic conditions in the dairy and cattle industries, as well as weather conditions and the competitive price of liquid ingredients.

2010 Second Quarter Results Conference Call

The Company has scheduled a conference call, following this earnings release, to be held on Wednesday, August 11, 2010, at 10:30 a.m., Central Time, 11:30 a.m., Eastern Time. During the call, the Company's Chief Executive Officer, James Jenkins, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the Company's website, http://www.westway.com.

To participate in the conference call, dial (408) 774-4004 or (877) 312-9404 and provide conference identification code 93280913. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (706) 645-9291 or (800) 642-1687 and providing conference identification code 93280913. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our form 10-Q filed today and other SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 354 million gallons of total bulk liquid storage capacity and 37 facilities producing approximately 1.5 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries in North America.

The Westway Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7654

For more information for periods ending June 30, 2010 and June 30, 2009, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com

Reconciliations:
	(Actual) 3 Months Ended June 30, 2010	(Pro Forma) 3 Months Ended June 30, 2009	(Actual) 6 Months Ended June 30, 2010	(Pro Forma) 6 Months Ended June 30, 2009
	Consolidated	Consolidated	Consolidated	Consolidated

Net Revenue	$75,643	$77,898	$ 169,085	$ 177,100
Cost of Sales	44,708	51,409	101,715	118,246
Other Operating Costs and Expenses	14,101	12,316	28,849	27,066
Adjusted Gross Profit (2)	$ 16,834	$ 14,173	$ 38,521	$ 31,788

Income (loss) before income tax benefit (provision) and equity in unconsolidated subsidiaries	$ (1,718)	$ 1,738	$ 4,461	$ 5,853
Depreciation	(7,676)	(4,861)	(13,278)	(9,612)
Interest Expense, net	(1,252)	(1,173)	(2,531)	(2,073)
Founder warrant expense	(1,381)		(1,381)
Other Non-Cash Expense	(250)		(250)
Adjusted EBITDA (1)	$ 8,841	$ 7,772	$ 21,901	$ 17,538

Note 1- Adjusted EBITDA, as used herein, is defined as income (loss) before income tax benefit (provision) and equity in loss of unconsolidated subsidiaries, plus depreciation, plus interest expense net of interest income, plus founder warrant expense, plus other non-cash expense. Adjusted EBITDA is presented in this release because it is an important supplemental measure of performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of businesses. Other companies may, however, calculate Adjusted EBITDA differently.

Note 2- Adjusted Gross Profit, as used herein, is defined as net revenues, less cost of sales, and less other operating costs and expenses. It is not reduced by depreciation or selling, general, and administrative expenses. Other companies may also calculate Adjusted Gross Profit differently.

Note 3 - During the three months ended June 30, 2010, the Company finalized the purchase price allocation in accordance with U.S. GAAP for the bulk liquid storage and liquid feed supplements businesses acquired on May 28, 2009 from the ED&F Man group. The Company recorded a total adjustment of $2.7 million for additional depreciation during the three months ended June 30, 2010, comprised of $1.1 million relating to the three months ended June 30, 2010, $400,000 relating to the three months ended March 31, 2010, and $1.2 million relating to 2009 (the $1.6 million of adjustments for additional depreciation expense in the three months ended June 30, 2010 reflects the cumulative impact of the updated useful lives of the acquired property, plant, and equipment since the acquisition date through the first quarter of 2010). Excluding the one-time prior period cumulative depreciation expense adjustments recorded during the three months ended June 30, 2010, the normal total depreciation expense (including the $1.1 million of additional purchase accounting depreciation specifically relating to the second quarter of 2010) for the three months ended June 30, 2010 was approximately $6.1 million. Previously, an initial estimate of $700,000 in additional depreciation expense had been recorded in the three months ended March 31, 2010, as well as an initial estimate recorded in 2009 of $1.1 million. The $2.7 million depreciation expense adjustment during the three months ended June 30, 2010 is in addition to the initial estimates recorded in those prior periods. For comparative purposes, the pro forma financial information for the three and six months ended June 30, 2009 has been adjusted to reflect additional depreciation expense of $1.1 million and $2.2 million, respectively. Additionally, the Company recorded a non-cash expense of approximately $1.4 million for stock based compensation related to the extension of Founder Warrants approved by Westway shareholders on June 30, 2010 as well as $250,000 of other non-cash expense. None of these non-cash items affected consolidated Adjusted EBITDA, but these items were reductions of net income for the period ended June 30, 2010.

Contact:

Westway Group, Inc.
Thomas A. Masilla, Jr., Chief Financial Officer
+1-504-636-4245